Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of March, 2007, by and between EARL REFSLAND a resident of Missouri ("Executive") and ALLIED HEALTHCARE PRODUCTS, INC., a Delaware corporation, for itself and on behalf of any of its current or future subsidiary corporations (collectively referred to in this Agreement as the "Company").

WITNESSETH:

WHEREAS, the Company is engaged in the business of designing, manufacturing and distributing a variety of respiratory products used in the health care industry in a wide range of hospital and alternate site settings, including, but not limited to, sub-acute care facilities, home health care and emergency medical care (the "Business");

WHEREAS, the Executive has been employed by the Company as the Company's President and Chief Executive officer; and

WHEREAS, the Company and the Executive desire that such employment relationship continue in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants, and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Company and Executive agree as follows:

1. Term. The term of Executive's employment with the Company shall continue from the effective date of this Agreement, March 1, 2007, (hereinafter the "Effective Date"), and will terminate three (3) years thereafter, subject to renewal at that time for successive one year terms unless either party shall have notified the other in writing not less than thirty (30) days prior to the then current expiration date of this Agreement of such party's determination not to renew this Agreement (hereinafter the “Term”).

2. Duties of Executive. During the Term, Executive shall serve as the Chief Executive Officer and President of the Company, and shall have, subject to the directives of the Board of Directors of the Company (the "Board"), supervision and control over, and responsibility for, the general management and operation of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board. Executive shall devote his full working time and best efforts, skill and attention to the Business and interests of the Company. Executive shall follow and act in accordance with all policies established by the Company from time to time. During the Term, Executive shall not actively engage in or be involved in any business activities other than on behalf of the Company unless prior written consent is provided by the Board; provided, however, Executive may continue to serve on the boards of directors of other companies, provided such position does not involve active management, may serve as a director of other organizations with the prior consent of the Company, such consent not to be unreasonably withheld, and may engage in such charitable endeavors and/or other passive ownership activities, provided such activities do not, whether individually or in the aggregate, materially interfere with Executive's duties hereunder. In addition, during the Term, the Company agrees to use reasonable efforts to cause Executive to be nominated to the Board and to remain on the Board.

3. Compensation. As consideration for the services rendered by Executive pursuant to this Agreement, the Company agrees to pay to Executive an initial salary at the rate of Three Hundred Fifty-Five Thousand Dollars ($355,000) for the first year of the Term ("Annual Salary"), which amount shall be payable in accordance with the Company's normal payroll practices in effect from time to time. Executive's annual salary for the remainder of the Term will be determined at the sole discretion of the Board, but in no event will Executive's annual salary be reduced below the initial annual salary amount stated herein. All payments of compensation will be subject to normal employee withholding and all other applicable tax deductions.

4. Fringe Benefits. During the Term, Executive may participate in the fringe benefit programs that may generally be made available by the Company to management level employees of the Company from time to time (collectively, "Fringe Benefits"). Executive's participation in the Fringe Benefits offered by the Company shall be in accordance with the participation guidelines that the Company may establish from time to time and may require a financial contribution by Executive. In the event of the death of the Executive during the Term of this Agreement, the Company agrees to notify his heirs or representative of any rights he may have under this Agreement, any employee benefits under employee benefits sponsored by the Company to the extent applicable to a deceased employee, and with regard to stock options or restricted shares applicable to Executive.

5. Other Compensation.

(a) Incentive Compensation. Commencing on and after the first anniversary of the Effective Date, Executive shall be entitled to receive, in addition to his Annual Salary, such incentive compensation payments as the Board, in its sole discretion, may determine appropriate or necessary and such stock options, restricted shares or other benefits as the Board shall determine.

(b) Perquisites. The Company agrees that: (i) during the Term, the Company shall furnish to the Executive an automobile of a type mutually acceptable to the Company and the Executive and the Company shall pay all of the expenses for gasoline, insurance, maintenance and repairs for such automobile, and (ii) at such time, and for so long as, the Board, in its discretion, determines necessary or appropriate, the Company will pay the monthly assessment and/or other monthly charges of the Executive for his existing membership in Algonquin Golf Club.

(c) Vacations. During the Term, the Executive shall be entitled to not less than four (4) weeks of compensated vacation for each year of employment.

6. Expenses. The Company agrees to directly pay or reimburse Executive for necessary and reasonable travel, entertainment and other business expenses actually incurred by Executive in connection with Executive's duties hereunder and approved by the Company pursuant to the Company's existing practices. The Company shall reimburse Executive for such approved business expenses within a reasonable time after submission by Executive of true and correct supporting documentation as may be required by the Company. Without limiting the foregoing, the Company will pay as its own expense for any professional services reasonably incurred and related to the Executive’s obligations under the Sarbanes-Oxley Act of 2002 and such regulations and rules promulgated thereunder; provided, however, that such expenses shall be incurred only with the consent of the Company and using counsel or other professional advisors approved by the Company, which consent and approval shall not be unreasonably withheld.

7. Confidentiality. Executive acknowledges and agrees that:

(a) Executive has created and will continue to create, has and will continue to have access to, and has received and will continue to receive information, documents, and materials of a confidential and proprietary nature to the Company and which may contain trade secrets of the Company or the Company's customers, including, without limitation, designs, drawings, formulas, plans, financial information, processes, methods, customer lists, prospective customers and other prospects, business plans and other information (collectively, "Confidential Information"), which would not have been or be disclosed to Executive except for Executive's employment with the Company.

(b) Executive hereby acknowledges and agrees that Confidential Information is an asset of the Company, is of a confidential nature and is not generally known to the public, and, in order to protect and preserve the goodwill of the Company, must be kept strictly confidential and used only in the conduct of the Company's business from time to time.

(c) Executive hereby agrees that during his lifetime he will not disclose or reveal in any manner whatsoever any of the Confidential Information to any third party, except in the course of and during Executive's employment with the Company or as required by law, including without limitation, pursuant to an order of the Court or other body having jurisdiction over the matter or lawful process or subpoena. Executive shall not use any of the Confidential Information in any manner for his own benefit or for the benefit of any other person or entity.

(d) Executive will promptly return to the Company all written or recorded Confidential Information, including all copies and reproductions thereof in Executive's possession or under Executive's control, upon the earlier of the Company's request or upon the termination of Executive's employment with the Company. At such time, Executive shall also give the Company all notes, summaries and analyses prepared by Executive which relate to or include Confidential Information.

(e) The Executive has no obligation, express or implied, to refrain from using or disclosing to others any knowledge or information (i) which is or hereafter shall become available to the public otherwise than by disclosure by the Executive in breach of this Agreement, (ii) was available to the Executive on a nonconfidential basis prior to it disclosure to the Executive through his status as an officer of the Company, or (iii) was available or becomes available to the Executive on a nonconfidential basis from a third party (other than the Company) who is not bound by any confidentiality obligation to the Company.

8. Survival of Confidentiality Provisions. Executive acknowledges and agrees that the provisions of paragraph 7 herein will survive the termination of Executive's employment hereunder and will continue in full force and effect during and throughout Executive's lifetime.

9. Covenants Against Competition and Solicitation. Executive covenants and agrees that, at all times while he is employed by the Company hereunder and for a period of two (2) years after the effective date of the termination of Executive's employment (whether or not such occurs after the Term of this Agreement), he will not, directly or indirectly, in association or in combination with any other person or entity, as an officer, director or shareholder of a corporation, as a member or manager of a limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise, whether or not for pecuniary benefit, whether or not alone or in association with any person or entity:

(a) Carry on, be engaged in, concerned or take part in, or render services, advise or lend money to any person or entity engaged in the Business currently engaged in by the Company or any business in which the Company may engage while Executive is employed by the Company hereunder; provided, however, and notwithstanding the foregoing, after the Executive is no longer employed with the Company, Executive may carry on, be engaged in, concerned or take part in, or render services, advise or lend money to any person or entity engaged in the business of manufacturing respiratory products which do not compete, directly or indirectly, in any manner with any product or service of the Company which, individually or in the aggregate, generated gross revenues to the Company in excess of Five Hundred Thousand Dollars ($500,000) annually as of the effective date of Executive's termination of employment with the Company.

(b) Engage in or own, in whole or in part, manage, provide financing to, operate or otherwise carry on the business of designing, manufacturing and distributing respiratory products used in the health care industry and which, individually or in the aggregate, generated annual gross revenues to the Company in excess of Five Hundred Thousand Dollars ($500,000) annually, except: (i) in the course of Executive's performance of his duties during his employment and then only for the benefit of the Company; and (ii) as a holder of less than 1% of the stock of any corporation whose securities are traded on a national securities exchange.

(c) Solicit, assist the solicitation of, or encourage any employee or independent contractor of the Company to terminate or otherwise modify that person's or entity's employment with or retention by the Company for the purpose of encouraging that person or entity to become employed or retained by any other person or entity unrelated to the Company.

(d) Solicit, assist the solicitation of, or encourage any person or entity who was a material customer of the Company within the one (1) year period immediately preceding the date as of which Executive's employment is terminated hereunder, to: (i) provide the same or similar services as provided by the Company in material competition with the Company; (ii) modify in any material manner that person's or entity's business relationship with the Company; or (iii) materially modify the terms or reduce the volume of business which that person or entity transacts with the Company.

(e) The geographic scope of the covenants contained in subparagraphs (a) and (b) above shall extend to any state, county, municipality or other locality within or without the United States wherein the Company sold or actively attempted to sell products which, individually or in the aggregate, generated annual gross revenues to the Company in excess of Five Hundred Thousand Dollars ($500,000) annually.

(f) If Executive terminates his employment with the Company for Good Reason (other than and excluding on account of a Change of Control), and irrevocably and unconditionally waives, in writing, his right to the payment and other benefits on account of termination of employment for Good Reason as set forth in this Agreement, then the covenants contained in this Section 9 shall terminate.

10. Discoveries and Inventions. Executive agrees that all developments, discoveries and inventions relating to the Company's Business (collectively referred to as the "Inventions") which Executive conceives or makes while employed by the Company shall be the exclusive property of the Company whether the Company, in its sole discretion, decides to pursue or not to pursue a patent, copyright, trademark, service mark or other registered embodiment of any kind of any country for such Invention. Whenever requested by the Company, whether during or subsequent to Executive's employment with the Company, Executive shall execute patent applications and other instruments considered necessary by the Company to apply for and obtain patents of the United States and foreign countries covering any such developments, discoveries or inventions. Executive agrees to assign, and does hereby assign to the Company, all title, interest and rights, including intellectual property rights, in and to any and all Inventions, and Executive agrees to assign to the Company any patents or patent applications arising from any such Inventions, and agrees to execute and deliver all such assignments, patents, patent applications and other documents as the Company may direct. Executive agrees to cooperate fully with the Company, both during and after Executive's employment with the Company is terminated, to enable the Company to secure and maintain rights in any such Inventions in any and all countries. Without limiting the foregoing, Executive hereby acknowledges that all works of authorship or invention which relate in any manner to the Company's Business which are developed or written during the term of Executive's employment with the Company are "works made for hire". Accordingly, Executive agrees to assign, and does hereby assign to the Company, any and all copyright rights and all other rights and all material prepared by Executive during the term of Executive's employment which relate to the Business of the Company.

11. Employer's Remedy. Executive acknowledges and agrees that the covenants set forth in paragraphs 7, 8, 9 and 10 are necessary to protect the Company's legitimate business interests, including, without limitation, the Company's strong interest in the Confidential Information and Inventions and the Company's strong interest in maintaining an undisrupted work place. Executive acknowledges and agrees that the covenants are reasonable in scope, area, and duration, particularly in light of Executive's responsibilities and the international scope of the Company's business. Executive acknowledges that the services to be rendered by him in accordance with the provisions of this Agreement are of a special and unique character, and that the restrictions and obligations on his activities as contained in paragraphs 7, 8, 9 and 10 are reasonable and are required for the Company's protection. Executive hereby agrees that if he violates any of the provisions contained in paragraphs 7, 8, 9 and 10, the Company may seek from the arbitrator damages, at law or in equity; provided, however, that the Company may seek injunctive relief and seek to enjoin Executive from engaging in any activity in violation of this Agreement and without regard to the provisions of Paragraph 13 of this Agreement. For purposes of an action seeking such injunctive relief, Executive hereby irrevocably submits to the jurisdiction of the Circuit Court of the County of St. Louis, Missouri. All rights and remedies of the Company hereunder, at law or in equity, are cumulative in nature and will in no way be, or be deemed to be, the exclusive rights and remedies of the Company. If any court finds that the restrictions set forth in paragraphs 7, 8, 9 and 10 are unreasonable, this Agreement will be interpreted to include the restrictions contained herein to the extent such restrictions are permissible under law, giving effect to the intent of the parties that the restrictions contained herein shall be effective to the fullest extent possible.

12. Termination of Employment.

(a) Termination By Company without Cause. The Company shall have the right to terminate Executive's employment hereunder without Cause (as defined below) upon providing Executive with written notice thereof. Any such termination of employment shall be effective on the date specified in such notice, or if no date is specified, then upon receipt by Executive of such notice. In the event of any such termination of employment, (i) the Company shall continue to pay to Executive, for the period (the "Continuation Period") beginning on the effective date of such termination of employment and ending two (2) years after the effective date of such termination of employment an amount per month equal to one-twelfth of Executive's then Annual Salary during the Continuation Period in accordance with the provisions of Section 3 hereof; (ii) throughout the Continuation Period, Executive shall be entitled to continued participation under all Fringe Benefit programs in which he participates in accordance with the terms thereof to the extent such participation is allowed pursuant to the terms thereof and applicable law with no increase in any amounts payable by the Company with respect thereto as a result of Executive no longer being employed by the Company, or if Executive is not allowed continued participation pursuant to the terms thereof and applicable law, then under another reasonably equivalent plan providing for the same or similar coverage but with no increase in any amounts payable by the Company with respect thereto as a result of Executive no longer being employed by the Company; (iii) the Company shall pay to Executive his unpaid Annual Salary, if any, earned prior to the effective date of the termination of Executive's employment in accordance with the Company's normal policies for same; (iv) the Company shall pay to Executive any incentive compensation payments to which Executive is entitled as of the effective date of the termination of Executive's employment in accordance with the Company's normal policies for same; and (v) the Company shall pay to Executive any business expenses remaining unpaid on the effective date of the termination of Executive's employment for which Executive is entitled to be reimbursed under Section 6 of this Agreement; provided, however, that without limiting any other remedy available hereunder, such payments shall immediately terminate upon a breach or violation by Executive of the provisions of Sections 7, 8, 9 or 10 hereof and, in such event, the Company shall be entitled, in addition to any other remedies it may have, to reimbursement from Executive of the amount paid by the Company to Executive during the Continuation Period pursuant to subparagraph (i) above. Notwithstanding anything in this Agreement to the contrary, if the Company terminates the Executive without cause within 30 days after a Change in Control, the Executive will be entitled to be paid his salary for two (2) years as provided for in Subparagraph 12(a)(i) above.

(b) Termination by Company for Cause. The Company may terminate this Agreement for Cause (as defined below) upon providing Executive with written notice thereof. Any such termination of employment shall be effective on the date specified in such notice, or if no date is specified, then upon receipt by Executive of such notice. In the event of such termination of employment, the Company shall pay to Executive (i) his unpaid Annual Salary through the effective date of such termination of employment, and (ii) any business expenses remaining unpaid on the effective date of such termination of employment for which Executive is entitled to be reimbursed under Section 6 of this Agreement.

(c) Death or Disability. Executive's employment with the Company shall terminate upon the death or Disability (as hereinafter defined), of Executive. Such termination of employment shall be effective as of the date of Executive's death, or in the event of Executive's Disability, upon the Company's giving Executive 30 days written notice thereof. In the event of such termination of employment due to death or Disability, Executive (or his estate or other designated beneficiary upon his death) shall be entitled to receive: (i) his Annual Salary and accrued expense reimbursements earned or accrued through the effective date of the termination of Executive's employment, (ii) any incentive compensation payments to which Executive is entitled as of the effective date of the termination of Executive's employment; and (iii) such payments, if any, as may be provided for pursuant to all Fringe Benefit programs in which Executive is participating as of the effective date of the termination of Executive's employment. All such Annual Salary, incentive compensation and/or Fringe Benefit payments payable upon termination of Executive's employment as aforesaid shall be paid at or following the date of such termination of employment in accordance with the Company's normal policies.

(d) Termination by Executive for Good Reason. Executive shall have the right to terminate his employment hereunder for Good Reason (as defined below), if (A) Executive shall have given the Company prior written notice of the reason therefor and (B) a period of thirty (30) days following receipt by the Company of such notice shall have lapsed and, except for the occurrence of a Change of Control (as hereinafter defined), the matters which constitute or give rise to such "Good Reason" shall not have been cured or eliminated by the Company; provided, however if such matters are of a nature that the same cannot be cured or eliminated within such thirty (30) day period, such period shall be extended for so long as the Company shall be endeavoring in good faith to cure or eliminate such matters, provided, further, however, that for the first such failure during each calendar year during the Term, the Company shall have thirty (30) days after receipt of written notice of such failure to cure such failure, and thereafter during that calendar year no such notice and cure period shall be given. In the event the Company shall not take such actions within such period, Executive may send another notice to the Company electing to terminate his employment hereunder and, in such event, Employee's employment hereunder shall terminate and the effective date of such termination of employment shall be the third business day after the Company shall have received such notice. In the event of any such termination of employment, Executive shall be entitled to receive the same payments and benefits, subject to the same conditions and limitations, as provided in Section 12(a) hereof.

(e) Termination by Executive without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by giving the Company thirty (30) days prior written notice to that effect. Such termination of employment shall be effective on the date specified in such notice. In addition, the Executive shall be deemed to have terminated this Agreement without Good Reason if the Executive provides notices to the Company that he does not wish to extend the Term of this Agreement in the absence on an event which otherwise constitutes Good Reason. In the event of such termination of employment, then the Company shall pay to Executive: (i) his unpaid Annual Salary through the effective date of such termination of employment, and (ii) any business expenses remaining unpaid on the effective date of such termination of employment for which Executive is entitled to be reimbursed under Section 6 of this Agreement.

(f) Expiration of the Term. Upon the termination of Executive's employment at the Expiration Date, Executive shall be entitled to receive: (i) his Annual Salary and accrued expense reimbursements earned or accrued through the effective date of such termination of Executive's employment, (ii) any incentive compensation payments to which Executive is entitled as of the effective date of such termination of Executive's employment; and (iii) such payments as may be provided for pursuant to all Fringe Benefit programs in which Executive is participating as of the effective date of the termination of Executive's employment. All such Annual Salary, incentive compensation and/or Fringe Benefit payments payable upon termination of Executive's employment as aforesaid shall be paid at or following the date of such termination of employment in accordance with the Company's normal policies.

(g) Definitions:

(i) "Cause" shall mean: (A) theft, embezzlement, fraud or misappropriation of funds of the Company; (B) conviction of a felony or other crime involving moral turpitude; (C) chemical or alcohol dependency which adversely affects performance of Executive's duties; (D) failure to substantially perform (other than as a result of physical or mental illness) the duties required under Section 2 hereof in any material manner; (E) a material breach or violation by Executive of Sections 7, 8, 9 or 10 hereof; (F) the Company is convicted of any criminal felony liability due to actions taken or failed to be taken by Executive without the consent of the Company; and (G) failure of Executive (other than as a result of physical or mental illness) to devote substantially all of his working time to the performance of his duties required hereunder.

(ii) “Change of Control” for this Agreement and any other Agreement (including the Incentive Stock Plan) involving Executive means:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") other than Clayton Management Company (or any other Person or entity controlled by or under common control with John D. Weil or by a trustee or personal representative designated by said John D. Weil in the event of the death or disability of John D. Weil) of ownership of more than fifty percent (50%) of the outstanding common stock of the Company (as beneficial ownership is determined under Section 13(d) of the Securities Exchange Act);

(B) a merger or consolidation of the Company with another Person (regardless of whether the Company or another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the Persons who were holders of the common stock of the Company immediately prior thereto continue to be the direct or indirect holders of at least sixty percent (60%) of the surviving or resulting entity; or

(C) a sale of all or substantially all the assets and operations of the Company to a Person.

A transaction pursuant to which the Company ceases to be required to file periodic or interim reports under the Securities Exchange Act of 1934 shall not constitute a “Change of Control” unless accompanied by a transaction in the form of (A), (B) or (C) above.

(iii) "Disability" shall mean that, as a result of Executive's incapacity due to physical or mental illness (as determined by a physician mutually acceptable to the Company and Executive), Executive shall have been absent from, or does not perform, his duties as described hereunder on a substantially full-time basis for 75 days during any consecutive 150 day period during the Term, and within ten (10) days after the Company notifies Executive in writing that it intends to replace him, shall not have returned to the performance of such duties on a full-time basis.

(iv) "Good Reason" shall mean the occurrence of any of the following: (A) a material breach by the Company in the performance of its obligations hereunder and the Company's failure to cure said breach within thirty (30) days after receipt of written notice of such breach; provided, however if such matters are of a nature that the same cannot be cured or eliminated within such thirty (30) day period, such period shall be extended for so long as the Company shall be endeavoring in good faith to cure or eliminate such matters, provided, further, however, that for the first such failure during each calendar year during the Term, the Company shall have thirty (30) days after receipt of written notice of such failure to cure such failure, and thereafter during that calendar year no such notice and cure period shall be given; or (B) the occurrence of a Change of Control provided Executive elects, within one hundred thirty five (135) days after the effective date of such Change of Control, to terminate his employment hereunder; said election to be evidenced by written notice of same from Executive to the Company within said one hundred thirty five (135) day period; (C) the Company requests Executive to relocate to an office outside the St. Louis metropolitan area; (D) an assignment to the Executive of any duties which are not appropriate for someone in the position of President and Chief Executive Officer or the Executive’s duties, responsibilities, status, titles or authority with the Company hereunder are materially diminished; (E) the Executive is required to report, directly or indirectly, to persons other than the Board or any other person shall be appointed to a position, or granted or allowed to assume duties, responsibilities, status, titles or authority, equal to or superior to the Executive’s (provided that a non-executive Chairman of the Board shall not be deemed to be such other person); (F) there is any failure to nominate or elect the Executive as President and Chief Executive Officer of the Company and as a member of the Board (and the Executive Committee thereof, if such committee exists); (G) the Executive is removed from any of the positions he holds pursuant hereto, except in connection with the termination of the Executive for Cause; (H) the Company fails to assign this Agreement to a successor to the Company, or a successor to the Company fails to expressly assume and agree to be bound by this Agreement in writing; or (I) the Company provides notices to the Executive that it does not wish to extend the Term of this Agreement.

13. Arbitration of Disputes. The Executive and the Company shall resolve any claim, controversy or dispute whether concerning, arising out of, or relating to this Agreement, the employment relationship between the parties or alleging the violation of either a statutory or common law duty or both, by arbitration, except for the remedy at law or in equity as provided for in paragraph 11 herein which the Company may determine to be enforced by any court having applicable jurisdiction. Executive or the Company shall invoke this right to arbitrate any such claim, controversy or dispute only after first attempting to resolve it through the exhaustion of any Executive problem solving policy that the Company may establish from time to time without obtaining a satisfactory result. The Missouri Uniform Arbitration Act in effect when any arbitration occurs shall govern the procedures of any arbitration between the parties. Any arbitration held in accordance with this paragraph shall take place in St. Louis, Missouri, and shall be conducted by a single arbitrator.

The arbitrator may award full reimbursement to the prevailing party for out-of-pocket expenses and losses, including, without limitation, reasonable attorneys' fees, costs, and expenses arising from the preparation and arbitration of the dispute. "Prevailing party" within the meaning of this section includes, without limitation, a party who (i) agrees to dismiss an action upon the other party's payment of all or a substantial portion of the sums allegedly due or the other party's substantial performance of the covenants allegedly breached, or (ii) who obtains substantially the relief sought by it.

14. Prior Agreements. Executive represents and warrants to the Company that Executive is not presently a party to any agreement containing a non-competition provision or other restriction with respect to: (a) the nature of any services or business that Executive is entitled to perform or conduct for the Company, or (b) the disclosure or use of any information which directly or indirectly relates to the nature or business of the Company or the services to be rendered by Executive to the Company. Executive further certifies that he has not disclosed or used, and will not disclose or use during his employment with the Company, any confidential information that he acquired as a result of any previous employment or under a contractual obligation of confidentiality before Executive's employment by the Company.

15. Notice. Any notice, agreement, or other communication provided for in this Agreement shall be given in writing and will be considered effectively given the day of delivery if sent via an overnight delivery service, the actual time of receipt of a facsimile transmission, or on the third day after mailing is sent by registered or certified mail, postage prepaid return receipt requested and addressed to the parties as follows:

If to the Company:	with a copy (which shall not constitute notice) to:

Allied Healthcare Products, Inc. 1720 Sublette Avenue St. Louis, Missouri 63110 Attn: Chairman of the Board Fax: (314) 771-1241	Joseph D. Lehrer, Esq. Greensfelder, Hemker & Gale, P.C. 2000 Equitable Building 10 South Broadway St. Louis, Missouri 63102 Fax: (314) 241-8624

If to Executive:	with a copy (which shall not constitute notice to:

Earl Refsland 7 Algonquin Woods Glendale, Missouri 63122	James F. Bennett Dowd Bennett LLP 7733 Forsyth Blvd. Suite 1410 St. Louis, Missouri 63105 Fax: (314) 863-2111

or to another person or address as the Company or Executive may designate.

16. Governing Law. This Agreement will be governed by, and construed and interpreted according to, the laws and decisions of the State of Missouri without regard to the choice of law provisions thereof.

17. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties hereto notwithstanding that all the parties hereto are not signatories to the same counterpart. This Agreement and any other document to be executed in connection herewith may be delivered by facsimile and documents delivered in such manner shall be binding as though an original thereof had been delivered.

18. Entire Agreement. This Agreement, and any agreements or documents referred to herein or executed contemporaneously herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise relating to the subject matter hereof except as herein provided. Without limiting the foregoing, the Prior Employment Agreement is expressly superseded by this Agreement and is of no further force or effect. Nothing in this Agreement, however, shall prevent or limit the executive’s continuing or future participation in any bonus, incentive, equity, insurance, pension, retirement, profit sharing, savings, health, dental, disability, welfare, fringe, or other benefit plan, policy, practice or arrangement of the Company or any of its subsidiaries or other Affiliates, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with the Company or any of it subsidiaries or other Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or arrangement of the Company or any of its subsidiaries or other Affiliates shall be payable in accordance with such plan, policy, practice or arrangement except as expressly modified by this Agreement.

19. Assignability and Enforceability. This Agreement shall inure to the benefit of the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place, and shall deliver to the Executive a copy of any document(s) embodying such assumption. As used in this Agreement, “the Company” shall mean both Allied Healthcare Products, Inc. and any such successor that assumes this Agreement, by operation of law or otherwise. This Agreement and all rights of the Executive hereunder shall inure to the benefit of all be enforceable by the Executive’s personal legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

20. Severability. If any provision contained in this Agreement is held to be invalid or unenforceable, that provision will be severed from this Agreement and that invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and affect; provided, however, if any invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, that provision will be deemed to have been modified to the extent necessary so as to be valid and enforceable to the maximum extent permitted by law.

21. Non-Waiver. Failure to enforce any of the provisions of this Agreement at any time shall not be interpreted to be a waiver of such provision or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

22. Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ALLIED HEALTHCARE PRODUCTS, INC.		EXECUTIVE
By:	_________________________	__________________________
Name:	_________________________	Earl Refsland
Title	_________________________